As filed with the Securities and Exchange Commission on March 27, 2015

Registration No. 333-09381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
TO
FORM S-8
REGISTRATION STATEMENT
Under the
Securities Act of 1933

CIMETRIX INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0439107 (I.R.S. Employer Identification No.)

6979 South High Tech Drive
Salt Lake City, Utah 84047
Telephone:  (801) 256-6500
(Address of Principal Executive Offices,
including Zip Code)

Cimetrix Incorporated
2006 Long-Term Incentive Plan
(Full title of the plan)

Robert H. Reback President Cimetrix Incorporated 6979 South High Tech Drive Salt Lake City, Utah 84047 (801) 256-6500 (Name, address and telephone number, including area code, of agent for service)	Copy to: Keith L. Pope Chase Manderino Parr Brown Gee & Loveless 101 South 200 East, Suite 700 Salt Lake City, Utah 84111 (801) 532-7840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

Cimetrix Incorporated (the Company) is filing this Post-Effective Amendment to deregister certain securities originally registered by the Company on the following registration statements (collectively the “Registration Statements”);
  Registration Statement on Form S-8 (File No. 333-09381) filed with the Securities and Exchange Commission on August 1, 1996 and amended on Form S-8 POS (File No. 333-09381) filed with the Securities and Exchange Commission on August 8, 1996, with respect to 150,000 shares of the Company’s common stock, par value $0.0001 per share, underlying option agreements issued under the Company’s Stock Option Plan, as amended, and the reoffer of such shares by selling shareholders;
  Registration Statement on Form S-8 (File No. 333-118624) filed with the Securities and Exchange Commission on August 27, 2004, with respect to (i) 5,000,000 shares of the Company’s common stock, par value $0.0001 per share, registered for issuance under the Company’s 1998 Incentive Stock Option Plan, as amended, and (ii) 1,100,000 shares of the Company’s common stock, par value $0.0001 per share, registered for issuance under the Company’s First Amended and Restated Director Stock Option Plan, as amended;
  Registration Statement on Form S-8 (File No. 333-167477) filed with the Securities and Exchange Commission on June 11, 2010, with respect to 150,000 shares of the Company’s common stock, par value $0.0001 per share, plus shares previously registered under File No. 333-118624 but unsold, all registered for issuance under the Company’s 2006 Long-Term Incentive Plan, as amended; and
  Registration Statement on Form S-8 (File No. 333-175083) filed with the Securities and Exchange Commission on June 23, 2011, with respect to 3,000,000 shares of the Company’s common stock, no par value, registered for issuance under the Company’s 2006 Long-Term Incentive Plan, as amended.
On December 22, 2014, the Company filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation (the “Certificate”), with an effective date of December 26, 2014.  The Certificate effected a reverse stock split of the Company’s common stock, whereby each 10,000 shares of common stock outstanding as of the Effective Date was converted into one whole share of common stock.  As a result, the number of record holders of the Company’s outstanding stock was reduced to below 300 and the Company filed a Form 15 suspending its obligation to file reports with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

In connection with this transaction, the Company has terminated all offerings of the Company’s common stock pursuant to existing registration statements, including the Registration Statements.  In accordance with the undertakings made by the Company in the Registration Statements, the Company hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statements, all shares of the Company’s common stock registered under the Registration Statements that remained unsold as of the effectiveness of the reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cimetrix Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on March 27, 2015.

CIMETRIX INCORPORATED

/s/ Robert H. Reback
Robert H. Reback, President (Principal Executive Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.